Exhibit 10.1
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2) because it is both (i) immaterial and (ii) treated by the Company as private and confidential. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon request.
DISTRIBUTION AGREEMENT
THIS DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of this 21st day of August, 2025 (the “Effective Date”) by and between QT Imaging Holdings, Inc. (“QTIH”), a corporation incorporated under the laws of the State of Delaware, USA, the parent company, and publicly listed and trading under the ticker symbol “QTIH, with its principal place of business located at Three Hamilton Landing, Suite 160, Novato, CA 94949 and Gulf Medical Co. (“GMC”), a corporation organized and existing under the laws of Saudi Arabia having its principal place of business at Gulf Medical Building, Ali Bin Abi Talib St. – Sharafiah, P.O. Box 20345, Jeddah 21455, Kingdom of Saudi Arabia (each individually, the “Party” and together, the “Parties”).
WHEREAS, QTIH develops, manufactures, markets and sells QT Breast Acoustic CT Scanners (“Approved Product”) and associated products and services directly and indirectly to end customers; and
WHEREAS, GMC is a Saudi Arabian entity that intends to promote, market, and sell Approved Product and other products to end-user clients, including government entities, (collectively, “Clients”) located in Saudi Arabia (the “Territory”).
NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:
1.    TERM
1.1    Term. This Agreement shall remain in effect for three (3) years from the Effective Date (the “Initial Term”), unless earlier terminated by a Party as set forth below or extended by the Parties in writing. At the end of the Initial Term, if GMC has met the Minimum Purchase Requirements (as defined in Section 2.3 (GMC Minimum Purchase Requirements) below), this Agreement shall automatically be extended for an additional one (1)-year term. If GMC has not met the Minimum Purchase Requirements, the Parties agree to enter into good faith negotiations to renew the Agreement during the final year of the Initial Term, with such negotiations to be completed no later than three (3) months prior to the end of the Initial Term. If the Parties agree to renew this Agreement as provided in this Section 1.1, then this Agreement shall remain in effect for the Renewal Term (defined as follows), unless earlier terminated by a Party as set forth below. The “Renewal Term” is defined as either the automatic one (1)-year extension or the renewal term agreed to by the Parties in writing, and collectively with the Initial Term is referred to as the “Term”. Neither Party has an obligation to renew this Agreement if GMC fails to meet the Minimum Purchase Requirements, and if the Parties do not agree to renew this Agreement prior to the end of the Initial Term, this Agreement will terminate at the end of the Initial Term.
2.    GRANT OF RIGHTS
2.1    Appointment in the Territory. Subject to the terms and conditions set forth in this Agreement and GMC’s fulfillment of all of its obligations under this Agreement, QTIH hereby authorizes GMC and grants GMC the exclusive right (as set forth in Section 2.5 (Exclusivity)) to market, advertise and sell the Approved Products solely within the Territory during the Term to Clients. As a condition to such appointment, upon execution of this Agreement, and following any necessary legalization/apostillment as required by the laws of the Kingdom of Saudi Arabia, GMC will submit the Agreement to the Saudi Ministry of Trade to acquire an Agency certificate declaring GMC as the holder within the Territory from QTIH of the above-enumerated rights.
2.2    Professional Services and Training. QTIH agrees to provide GMC with certain training and professional services during the Term, the pricing and details of which shall be as set forth in Exhibit C hereto.
2.3    GMC Minimum Purchase Requirements. GMC agrees to meet or exceed the purchase requirements and/or revenue goals for the Approved Products as specified in Exhibit A hereto (the “Minimum

Purchase Requirements”) during the Term. In the event GMC fails to meet Minimum Purchase Requirements in any year during the Term of this Agreement, QTIH may, at its sole option, (a) terminate GMC’s exclusive distributorship rights for the sale and promotion of the Approved Products granted under this Agreement and appoint other distributors for the Approved Products in the Territory, or (b) terminate this Agreement. Should QTIH elect to so terminate GMC’s exclusive distributorship in the Territory, QTIH may continue to sell the Approved Products to GMC for GMC to distribute on a non-exclusive basis in the Territory in accordance with the terms and conditions of this Agreement, and GMC’s ongoing obligations with regard to its Minimum Purchase Requirements for the Approved Products shall terminate. Should QTIH be unable to furnish GMC with sufficient quantities of the Approved Products, as may be requested by GMC in its Release Orders submitted to QTIH in accordance with the terms of this Agreement, then GMC’s Minimum Purchase Requirement shall be reduced by the quantity of Approved Products that QTIH is unable to deliver as requested.
2.4    Sourcing, Customer Support and Services. The Parties agree that GMC shall be responsible for sourcing new, potential and prospective Clients and projects for the Approved Products in the Territory (“GMC-Sourced Clients”) and for managing any Clients and projects previously sourced by QTIH for the Approved Products in the Territory prior to the Effective Date, which are identified in Exhibit D (“QTIH-Sourced Clients”). GMC shall manage and provide all customer support and services for the Approved Products for the Territory consistent with the quality and service levels as reasonably determined by QTIH and agreed to by GMC.
2.5    Exclusivity. Subject to GMC satisfying the Minimum Purchase Requirements, GMC will have exclusivity in the Territory and QTIH will not engage in any marketing activities in the Territory except through GMC. QTIH will refer to GMC all inquiries it receives for the purchase of Approved Products in the Territory.
2.6    QTIH Marks. GMC agrees to market the Approved Products using only QTIH’s trademarks, service marks, logos, trade names and other branding features listed on Exhibit B (QTIH Marks) hereto (the “QTIH Marks”) as set forth in this Section. Subject to the terms and conditions of this Agreement, QTIH hereby grants to GMC a non-exclusive, non-transferable, royalty-free, limited license to use the QTIH Marks solely in connection with activities authorized by this Agreement in the Territory during the Term. GMC understands and agrees that in GMC’s marketing and advertising of Approved Products, GMC will prominently use and display the QTIH Marks in the manner specified by QTIH in writing. GMC will only use the QTIH Marks in the form and manner as communicated by QTIH and in accordance with any written trademark usage guidelines provided by QTIH from time to time, the current version in effect as of the Effective Date is found at Exhibit B. GMC will not, for any reason, alter, deface or remove any QTIH Marks, patent numbers, notices, information or legends on Approved Products without the prior written consent of QTIH. GMC hereby acknowledges the validity of QTIH’s title to all QTIH Marks used in connection with the packaging, labeling or marketing of Approved Products. Except as expressly provided in this Section 2.6, the use by GMC of the QTIH Marks in connection with this Agreement shall not create any other right, title or interest, in or to the QTIH Marks in favor of GMC and all goodwill associated with the use of the QTIH Marks shall inure to the benefit of QTIH. GMC shall not register, seek to register or contest the validity of the QTIH Marks in any jurisdiction and shall not itself use any name, mark or designation that is confusingly similar to any of the QTIH Marks except as authorized in writing by QTIH. GMC agrees to use best efforts to protect QTIH’s proprietary rights and to cooperate in QTIH’s efforts to protect its proprietary rights. GMC agrees to promptly notify QTIH of any known or suspected violation, infringement or misappropriation of QTIH’s proprietary rights which come to GMC’s attention.
2.7    Government Approvals. GMC shall secure all required government approvals, permits, licenses, customs clearances, and authorizations required for the Approved Products to be shipped to, and used in, the Territory and for GMC to perform its duties as set forth in this Agreement. In connection with this obligation of GMC, it shall be GMC is assigned as QTIH’s Authorized Representative before the Saudi Food and Drug Authority (the “SFDA”). GMC shall utilize all of its resources to provide support and guidance to QTIH in obtaining and maintaining the necessary licenses for placing QTIH's medical devices in the Saudi Arabian market. QTIH shall be responsible for bearing all reasonable and appropriate registration costs. For the avoidance of doubt, this Section 2.7 shall take precedence over any other clause in this Agreement that is inconsistent with or contradicts its provisions.

3.    SUPPLY OF APPROVED PRODUCTS
3.1    Supply of Approved Products by QTIH. During the Term, GMC may purchase any Approved Product from QTIH pursuant to the terms hereof.
3.1.1    At any time during the Term, GMC may submit to QTIH a blanket purchase order with a Client’s complete requirements for Approved Products in connection with the Client’s project (“Blanket Purchase Order”) for review and acceptance by QTIH in writing. Thereafter, over the course of the Client’s project GMC may submit to QTIH one or more release orders for Approved Products to meet the Client’s requirements under the applicable Blanket Purchase Order (each, a “Release Order”). If QTIH determines that it reasonably anticipates being able to meet such Client’s requirements, any Release Order that GMC submits for such Client’s project shall be deemed approved so long as such Release Order meets the Lead Time requirements set forth in Section 3.1.3 hereto, conforms to and references this Agreement and includes ordering information such as product identifiers, quantity, unit price, Blanket Purchase Order number, requested delivery dates, complete delivery location addresses, complete ship-to contact information and any applicable shipping or packaging instructions. No Release Orders may provide for a delivery date that is less than the then-current Lead Time (as defined in Section 3.1.3 below). Any Release Order submitted that meets the requirements of this Section are deemed accepted unless rejected by QTIH within five (5) Business Days after submission. For purposes of this Agreement, “Business Day” means any day except [Friday,] Saturday, [Sunday,] or any other day on which commercial banks located in Saudi Arabia are authorized or required by law to be closed for business.
3.1.2    Any terms and conditions contained in GMC’s Blanket Purchase Order or Release Order that are inconsistent with or in addition to the terms and conditions of this Agreement are hereby rejected by QTIH and will be null and of no effect, unless QTIH expressly agrees to such terms in writing. QTIH is not responsible for any errors or omissions in GMC’s Blanket Purchase Order or Release Order.
3.1.3    Upon receipt of each Blanket Purchase Order, QTIH will provide in writing the minimum number of days after QTIH accepts a Release Order before QTIH will ship the Approved Products (“Lead Time”). That Lead Time will be applicable to each Release Order that GMC submits under the applicable Blanket Purchase Order during the Term.
3.1.4    QTIH will deliver the Approved Products to GMC’s destination(s) designated in the applicable Release Order. QTIH may make partial shipments, to be separately invoiced and paid for when due and GMC may not reject partial shipments. Any delay in delivery of any installment of Approved Products will not relieve GMC of its obligation to accept the remaining deliveries. GMC will be solely responsible for all shipping, packaging, duties, fees, brokerage, insurance and customs clearance and export documentation, as applicable, and for payment of all costs and charges related thereto, except that QTIH will arrange the initial packaging and shipping. Under all circumstances, QTIH will bear all risk of loss or damage to the Approved Products, and will retain title to the Approved Products, until the Approved Products are shipped from QTIH’s location in Novato, California, as per shipment terms in Exhibit A. GMC will bear all risks of loss or damage to the Approved Products once the Approved Products are delivered to GMC’s destination(s) as set forth above. Any shortages in Approved Products must be noted on delivery receipt and reported to QTIH in writing within forty-eight (48) hours of receipt of the Approved Products. GMC must not accept delivery of Approved Products damaged in transit and must notify the carrier and QTIH of such damages in writing immediately.
3.1.5    Both Parties shall make every commercially reasonable effort to fulfill their commitment and responsibilities agreed upon under this Agreement, and GMC shall structure its customer contracts with sufficient lead time to ensure that there will not be a penalty if there is a Delay Event as a result of the delivery time from QTIH. If QTIH is unable to meet the delivery schedule in a Release Order as a result of a Delay Event (defined below), the applicable delivery date shall be extended, provided that the period of extension shall not be less than the duration of the Delay Event. Furthermore, to the extent that the Delay Event is under part (a) of the below definition of Delay Event, in addition to any extension of the delivery date, the prices for the Approved Products shall be increased to include all costs QTIH incurs as a result of such failure by GMC. For purposes of this Agreement, “Delay Event” means any of the following: (a) any failure by GMC to comply with GMC’s obligations under this Agreement; or (b) any event beyond the reasonable control of QTIH including the following: (i) labor disputes, strikes, lock-outs; (ii) fire or explosion; (iii) unusual delay by common carriers or unavoidable casualties; (iv) acts of God, including extreme wind, ice, snow, lightning or other storms, earthquake, flood, tornado, hurricane, landslide and washout; (v) local, regional or national emergencies; and (vi) civil disobedience or disturbances, war, acts of sabotage, blockade, insurrection, terrorism, riot, revolution or epidemics.
3.2    Product Specifications. Once the Approved Products are delivered to GMC’s destination(s) as set forth above, GMC shall be responsible for delivering the Approved Products to the applicable Client and/or project location and GMC shall store the Approved Products in the Territory and on the Client’s and/or project’s site in accordance with the product and site protection specifications and protocol document that QTIH provides to GMC from time to time (collectively, the “Specifications”). QTIH will not be liable for Approved Products that GMC fails to store in accordance with the Specifications. Notwithstanding the foregoing, upon reasonable prior written notice, QTIH may at any time, in its sole discretion, change, modify or otherwise amend the Approved Products or the Specifications.
3.3    Last Buy Opportunity. If QTIH seeks to discontinue any models of the Approved Products, QTIH will give written notice to GMC no less than six (6) months in advance of the last date when GMC may order such proposed discontinued models of the Approved Products. After receipt of such discontinuation notice, GMC may (a) continue to place Blanket Purchase Orders for the remaining six (6) month period; and (b) at the end of such six(6)-month period, make a final purchase of the discontinued models of the Approved Products by submitting one last Blanket Purchase Order as GMC deems necessary for its future requirements, with scheduled deliveries pursuant to Release Orders issued over the next [six (6)] month period.
4.    PAYMENT AND PRICING
4.1    Invoices and Payments.
4.1.1    All quotations, estimates, invoices and payments for Approved Products that GMC purchases from QTIH shall be in United States Dollars (USD). Except as GMC and QTIH may otherwise mutually agree in writing, provided that GMC maintains a credit limit with QTIH’s credit insurance provider (i.e., currently as of the Effective Date, __) that has been approved in writing by QTIH, GMC shall pay QTIH fifty percent (50%) of the total price of the Release Order upon order placement and fifty percent (50%) within 45 days from the date of shipping of the Approved Products to GMC’s designated location(s), or in any of the agreed upon payment terms. For certain orders as agreed upon by the Parties, GMC shall deliver an irrevocable letter of credit to QTIH to secure payment, with such irrevocable letter of credit for any particular order to be based upon the size of the order. GMC shall make all payments by electronic wire to QTIH’s designated bank.
4.1.2    GMC will provide QTIH with all reasonably requested documentation to support the Blanket Purchase Orders and Release Orders GMC issues for a Client’s project, including without limitation GMC’s sales volumes performed and indication of the relevant Clients and projects supplied, full information concerning new and existing Clients, as well as any other information which QTIH may reasonably request from time to time in order to enable QTIH to timely monitor and understand the performance of GMC’s activities contemplated by this Agreement, provided, however, that this shall not include financial data or information related to the sales price to GMC’s Clients.
4.1.3    GMC will pay all sales, use and other taxes due on sales of Approved Products in KSA. GMC is not responsible for any taxes outside KSA. QTIH will be responsible for all taxes based on its net income.
4.1.4    Where permitted by law, QTIH retains a security interest in Approved Products sold until QTIH receives full payment. QTIH may, at GMC’s expense, retake possession of the Approved Products for which GMC has not timely paid QTIH. For that purpose,. With respect to Approved Products for which GMC has not paid QTIH, GMC shall keep such Approved Products stored in such a manner which enables them to be identified as the Approved Products subject to such security interest and, wherever required by QTIH, identify the Approved Products to QTIH.
4.2    Price. During the Initial Term, QTIH shall provide GMC with applicable “Approved Product Discounts” on the Approved Products for Clients at the specified percentages off the then current list prices for the

Approved Products as set forth on Exhibit A hereto, provided that GMC meets the Minimum Purchase Requirements. GMC will have the right to set the pricing it charges Clients for the Approved Products in the Territory, at its sole discretion.
5.    RECALL
5.1    QTIH may, in its sole discretion, recall any Approved Product. If QTIH elects to do so, it will notify GMC and GMC must comply with all directions of QTIH in connection with the recall.
5.2    If GMC becomes aware of facts that indicate that any Approved Product should be recalled or withdrawn from distribution and sale, or that any Approved Product is otherwise defective and has entered the stream of commerce, GMC shall give QTIH notice within 24 hours by telephone and by facsimile, email, or other written notice thereof regarding the recommended recall or withdrawal. Any determination by GMC regarding a recommended recall or market withdrawal, as well as any related corrective action, will be subject to QTIH’s prior review and agreement.
5.3    In the event that any governmental authority or agency requests a recall, market withdrawal, or takes similar action in connection with an Approved Product, the Party notified of such recall must, within 24 hours, advise the other Party by telephone and by facsimile, email, or other written notice thereof regarding the governmental action. Both Parties shall comply with the SFDA requirement of the Post market Surveillance (MDS-REQ 11).
5.4    The Parties will agree in good faith on an appropriate course of action.
5.5    In the event of corrective action taken by either Party in accordance with the terms of this provision, including but not limited to a voluntary or mandatory recall or any other Approved Product withdrawal, the other Party agrees to cooperate and to take all steps as are reasonably requested to fully and timely implement reasonable and appropriate corrective actions.
5.6    The Parties shall use their best efforts to agree on the manner, text and timing of any publicity to be given to any corrective action. In such an event, the Parties agree to use commercially reasonable efforts, under the circumstances and subject to applicable laws and regulations, to minimize the costs of any corrective action taken.
5.7    Except to the extent that the recall or market withdrawal is caused solely by any grossly negligent act or omission or willful misconduct of GMC or not complying with GMC’s representations and warranties contained herein, QTIH will bear the expense of any recall or market withdrawal and will reimburse GMC’s reasonable expenses incurred by GMC directly as a result of implementing it.
5.8    To the extent the recall or market withdrawal is caused solely by any grossly negligent act or omission or willful misconduct of GMC or not complying with GMC’s representations and warranties contained herein, GMC will bear the expense of such recall or market withdrawal.

6.    REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY
6.1    QTIH Limited Warranty. Solely for Approved Products that GMC purchases from QTIH under this Agreement, QTIH warrants to GMC that such Approved Products will be free from defects in materials and workmanship, and perform to QTIH’s written specifications for the warranted product, when installed and used as specifically provided in the product’s installation guidelines for a period of one (1-5) years from the date the Approved Products are delivered to GMC’s designated location (the “Warranty Period” as in the Exhibit A), or as per project and applicable local requirements with regards to terms and duration This warranty does not cover wear from normal use, or damage caused by abuse, mishandling, alterations, improper installation and/or assembly, accident, misuse, or lack of reasonable care of the product. This warranty does not apply to events and conditions beyond QTIH’s control, such as ground subsidence or settlement, earthquakes and other natural events, acts of third parties, and/or Acts of God. Incurred costs, such as labor for removal of the original product, installation of replacement product, and the cost of incidental or other materials or expenses are not covered under this warranty. IN THE EVENT OF ANY BREACH OF THE FOREGOING WARRANTY, QTIH’S ENTIRE LIABILITY AND GMC’S EXCLUSIVE REMEDY WILL BE FOR QTIH TO PROVIDE A REPLACEMENT OF THE DEFECTIVE PRODUCT WITHIN A COMMERCIALLY REASONABLE TIME AFTER WRITTEN NOTICE FROM GMC, PROVIDED (A) QTIH RECEIVES SUCH WRITTEN NOTICE DURING THE WARRANTY PERIOD, (B) SUCH NOTICE SPECIFIES THE ERROR OR DEFECT WITH SUFFICIENT DETAIL SO AS TO ENABLE QTIH TO REPRODUCE AND CORRECT THE ERROR OR DEFECT AND (C) SUCH ERROR OR DEFECT IS REPRODUCIBLE BY QTIH. QTIH DOES NOT PROVIDE ANY WARRANTY TO CLIENTS UNLESS A SEPARATE WARRANTY PLAN IS PURCHASED BY THE CLIENT FROM QTIH.
6.2    Mutual Representations and Warranties. Each Party represents and warrants that: (a) it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; and (b) its acceptance of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by it to any third party.
6.3    GMC Representation and Warranty. GMC further represents and warrants to QTIH that GMC operates with, and as appropriate GMC’s facilities possess all necessary federal, state, and local permits and registrations to conduct GMC’s business.
6.4    DISCLAIMER. EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY MAKES, AND EACH PARTY SPECIFICALLY DISCLAIMS, ANY OTHER WARRANTIES, EXPRESS, STATIUTORY OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, ACCURACY, INTEGRATION, AND ALL WARRANTIES ARISING OUT OF USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND ALL APPROVED PRODUCTS ARE PROVIDED ON AN “AS IS” BASIS.
6.5    Limitation of Liability. EXCEPT FOR (I) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 (CONFIDENTIALITY), (II) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9, (III) A PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR (IV) A PARTY’S GROSS NEGLIGENCE, WILLFUL OR INTENTIONAL MISCONDUCT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, LOST PROFITS, LOST REVENUE, LOSS OF USE OR LOSS OF BUSINESS, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL QTIH’S LIABILITY IN CONNECTION WITH THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT ACTUALLY PAID BY GMC TO QTIH HEREUNDER IN THE TWELVE (12) MONTHS PRIOR TO THE DATE THAT THE CLAIM AROSE.
7.    CONFIDENTIALITY
7.1    Confidential Information. “Confidential Information” means any and all non-public technical and non-technical information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in any form or medium, whether oral, written, graphical or electronic, pursuant to this Agreement, that is marked confidential and proprietary, or that the Disclosing Party identifies as confidential and proprietary, or that by the nature of the circumstances surrounding the disclosure or receipt ought to be treated as confidential and proprietary information, including but not limited to: (a) technology, techniques, sketches, drawings, models, inventions (whether or not patented or patentable), know-how, processes, apparatus, formulae, equipment, algorithms, software programs, software source documents, APIs, and other creative works (whether or not copyrighted or copyrightable); (b) marketing and operational methods, information concerning research, experimental work, development, design details and specifications, engineering, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information; (c) proprietary or confidential information of any third party who may disclose such information to Disclosing Party or Receiving Party in the course of Disclosing Party’s business; and (d) the terms of this Agreement. Confidential Information of QTIH shall include non-public information in the Approved Products, the Specifications, and related documentation. The pricing and the terms and conditions of this Agreement are Confidential Information of both Parties; provided however, that to the extent this Agreement, or any of its terms and conditions, including information related to pricing, is required to be disclosed by law or pursuant to a lawful request of a governmental or regulatory authority, including, but not limited, to the rules of the Securities and Exchange Commission, a Party may do so without violating this Section 7. Confidential Information also includes all summaries and abstracts of Confidential Information.
7.2    Non-Disclosure. Each Party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other Party. The Receiving Party shall, at all times, both during the Term and thereafter, keep in confidence and trust all of the Disclosing Party’s Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as necessary to fulfill the Receiving Party’s obligations or to exercise the Receiving Party’s rights under this Agreement. Each Party agrees to secure and protect the other Party’s Confidential Information with the same degree of care and in a manner consistent with the maintenance of such Party’s own Confidential Information (but in no event less than reasonable care), and to take appropriate action by instruction or agreement with its employees or other agents who are permitted access to the other Party’s Confidential Information to satisfy its obligations under this Section. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, affiliates and agents who need access to such Confidential Information in order to effect the intent of this Agreement and who are subject to confidentiality obligations at least as stringent as the obligations set forth in this Agreement.
7.2.1    Patient Data Protection. Both Parties agree to observe and comply with all applicable laws (SDAIA. PDP-Law) and regulations within the Territory concerning the protection of personal data. Each Party undertakes to handle, process, and store personal data in accordance with such applicable data protection laws, ensuring the confidentiality, integrity, and security of any personal data potentially exchanged or processed in the course of this Agreement.
7.3    Exceptions to Confidential Information. The obligations set forth in Section 7.2 (Non-Disclosure) shall not apply to the extent that the Confidential Information consists of information which: (a) was known by the Receiving Party prior to receipt from the Disclosing Party either itself or through receipt directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (b) was or is developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or (c) becomes publicly known or otherwise ceases to be secret or confidential, except as a result of a breach of this Agreement or any obligation of confidentiality by the Receiving Party. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall (x) assert the confidential nature of the Confidential Information to the agency; (y) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (z) cooperate fully with the Disclosing Party in protecting against any such disclosure and in obtaining a protective order narrowing the scope of the compelled disclosure to only what is necessary to comply with the disclosure requirement and protecting its confidentiality.
7.4    Injunctive Relief. The Parties agree that any unauthorized disclosure of Confidential Information may cause immediate and irreparable injury to the Disclosing Party and that, in the event of such breach, the Disclosing Party will be entitled, in addition to any other available remedies, to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages.

8.    INTELLECTUAL PROPERTY RIGHTS
8.1    QTIH Intellectual Property Rights. The QTIH Marks and all intellectual property rights embodied in the Approved Products, as well as the Specifications, and any knowledge or technology that QTIH provides under this Agreement, and any derivatives and improvements to any of the foregoing, are owned solely and exclusively by QTIH. All rights not expressly granted in this Agreement are reserved to QTIH and no rights are granted by implication, estoppel or otherwise.
8.2    Feedback; Further Assurances. All feedback, ideas, suggestions, recommendations, modifications and changes that GMC or any of its employees, contractors, or Clients provides to QTIH, including without limitation, new features, corrections, modifications or functionality relating thereto, or any comments, questions, suggestions, or the like (collectively, “Feedback”), any and all products developed based on the Feedback, all modifications and improvements to Approved Products and any products based on the Feedback, and all intellectual property rights in all of the foregoing, are owned by QTIH. GMC hereby assigns to QTIH, on GMC’s behalf, and on behalf of its employees, contractors, agents and Clients, all rights, title, and interest in and to, and QTIH is free to use, without any attribution or compensation to any party, any and all ideas, know-how, concepts, techniques, and intellectual property rights contained in the Feedback, any products developed based on the Feedback, and all modifications and improvements to Approved Products or products based on the Feedback, for any purpose whatsoever, although QTIH is not required to use any Feedback. To the extent any of the rights, title and interest in and to Feedback, products developed based on Feedback, modification or improvements to Approved Products or products based on the Feedback, or intellectual property rights in any of the foregoing cannot be assigned by GMC to QTIH, GMC hereby grants to QTIH an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest. If the foregoing assignment and license are not enforceable, GMC agrees to waive and never assert against QTIH those non-assignable and non-licensable rights, title and interest. GMC agrees to execute any documents or take any actions as may reasonably be necessary, or as QTIH may reasonably request, to perfect ownership of the Feedback, the products developed based on the Feedback, and the modifications and improvements to Approved Products and products based on the Feedback. If GMC is unable or unwilling to execute any such document or take any such action, QTIH may execute such document and take such action on GMC’s behalf as GMC’s agent and attorney-in-fact. The foregoing appointment is deemed a power coupled with an interest and is irrevocable.
9.    INDEMNIFICATION AND INSURANCE
9.1    GMC Indemnification of QTIH. GMC shall indemnify, defend, and hold harmless QTIH, its affiliates and their respective directors, officers, employees, agents, successors and assigns from and against all third party losses, costs, claims, obligations, damages and liability payments, fines, penalties, causes of action, liens and expenses, including, but not limited to, reasonable attorneys’ fees and other litigation expenses which result from or arise out of (i) GMC’s negligence or willful misconduct; (ii) any alleged defect in the Approved Products which is related to GMC’s handling, alteration or installation of the Approved Products; or (iii) any claims for property damage, death or personal injury arising out of or related to GMC’s installation of the Approved Products for a Client. GMC shall also indemnify QTIH for any liabilities or losses due to GMC’s failure to comply with any Anti-Corruption Laws (as defined in Section 11.2 (Compliance with Laws), including any costs resulting from an investigation under any such Anti-Corruption Law.
9.2    QTIH’s Indemnification of GMC. QTIH shall indemnify, defend, and hold harmless GMC, its affiliates and their respective directors, officers, employees, agents, successors and assigns from and against all third party losses, costs, claims, obligations, damages and liability payments, fines, penalties, causes of action, liens and expenses, including, but not limited to, reasonable attorneys’ fees and other litigation expenses which result from or arise out of (i) QTIH’s negligence or willful misconduct; or (ii) any alleged manufacturing defect in the Approved Products. This Section 9.2 (QTIH’s Indemnification of GMC) shall not apply to the extent that the claim, loss, or damage results from (x) any alteration or improper repair, maintenance, handling, or installation of the Approved Products by anyone other than QTIH, or (y) the integration, interaction or combination of the Approved Products with equipment, systems or components not supplied by QTIH. For the avoidance of doubt, this Section 9.2 (QTIH’s Indemnification of GMC) shall not apply to any claims alleging the Approved Products infringe, misappropriate, or otherwise violate any intellectual property rights of a third party. THIS SECTION 9.2 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF QTIH AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH GMC INDEMNIFIED PARTY FOR ANY CLAIMS OR DAMAGES COVERED BY THIS SECTION 9.2.
9.3    Notice and Defense of Claims. A party entitled to indemnification pursuant to this Article 9 (the “Indemnitee”) shall notify the other party (the “Indemnitor”) of the existence of and facts related to a third party claim no later than thirty (30) days after its receipt of such claim; provided, however, the failure to so notify shall not affect the indemnification provided herein except to the extent the Indemnitor has been substantially prejudiced as a result of such failure. The Indemnitor will be entitled to participate in or assume the defense of any third-party claim upon notice to the Indemnitee. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof. The Indemnitor shall be liable for the fees and expenses of counsel employed by the Indemnitee unless the Indemnitor has assumed the defense. Each Party shall cooperate in the defense or prosecution of a third-party claim. No Indemnitor shall admit any liability with respect to, or settle, compromise or discharge any third-party claim without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnitor, in the defense of any claim or litigation, shall not, except with the prior written consent of the Indemnitee, consent to the entry of any judgment or settlement (i) which does not include as an unconditional term thereof the giving by the claimant of a release from all liability in respect to such claim or litigation or (ii) which could reasonably be expected to restrict materially the conduct of business of Indemnitee or any of its affiliates. These Sections 9.1 (GMC Indemnification of QTIH), 9.2 (QTIH’s Indemnification of GMC) and 9.3 (Notice and Defense of Claims) shall continue in full force and effect for until a period that ends five (5) years after termination or expiration of this Agreement.
Insurance to be in compliance with GMC internal policies and as per local rules and regulations.
10.    DURATION:
The Agreement’s initial duration shall be three years from the Effective Date, renewable as provided for in Section 1.1.
11.    TERMINATION
During its validity period, the agreement could be terminated only after the approval of both parties. Following expiration or termination of this Agreement, GMC is permitted to sell any Approved Product that it holds in accordance with the terms of this Agreement. In addition, following the expiration or termination of this Agreement under any circumstances, should GMC be designated as QTIH's Authorized Representative in front of the SFDA, QTIH will promptly send an official notification to GMC explicitly terminating the Authorized Representative License (ARL).
12.    MISCELLANEOUS
12.1    Assignment. GMC may not assign its rights or delegate its obligations under this Agreement to any third party, whether voluntarily or by operation of law or otherwise (including in connection with any merger or acquisition involving GMC), without the prior written consent of QTIH (which will not be unreasonably withheld or delayed). QTIH has the right to assign its rights or delegate its obligations under this Agreement, in whole or in part, to an affiliate at any time without GMC’s written consent but upon written notice to GMC. Further, QTIH has the right to assign this Agreement to an affiliate or to any third party, whether pursuant to a merger, acquisition, operation of law or other business combination without GMC’s prior written consent but with prompt and commercially reasonable written notice to GMC. In the event all or substantially all of QTIH’s assets are sold to a third party, whether in a merger, acquisition, sale of stock or assets, by operation of law or otherwise, this Agreement and QTIH’s obligations hereunder shall continue with such third party assuming the Agreement and all obligations hereunder. Any purported assignment or transfer in violation of this section shall be void. Subject to the foregoing restrictions, the Agreement will bind and benefit the Parties and their successors and permitted assigns.
12.2    Compliance with Laws. GMC shall (a) comply fully with all applicable laws, ordinances and regulations in its performance of this Agreement and in its importation, exportation, manufacture, use, purchase, sale, re-sale, promotion, marketing, storage, transportation, handling and disposal of the Approved Products, including those related to product labeling and packaging, occupational safety, and health and protection of the environment, (b) neither take nor refrain from taking any action that could result in liability for either QTIH or GMC or their respective affiliates under any applicable laws, ordinances or regulations, including, without limitation, any Export Controls and Sanctions Laws or Anti-Corruption Laws (each defined below), and (c) promptly notify QTIH of any mandatory, applicable law, ordinance or regulation that conflicts with the provisions of this Agreement, whether in effect on the Effective Date or thereafter if GMC becomes aware of the same.
12.3    Upon QTIH’s request, GMC shall certify in writing that GMC and its employees, contractors, company officers, directors, and affiliated parties are in compliance with all applicable Export Controls and Sanctions Laws and Anti-Corruption Laws. Neither QTIH nor GMC shall be required to take or refrain from taking any action impermissible or penalized under any applicable laws, ordinances or regulations.
12.4    The Parties acknowledge and agree that the goods, technology, services, technical data and technical information that are the subject of this Agreement are subject to the export control laws and regulations of the United States, including but not limited to the Export Administration Regulations, and sanctions laws and regulation administered by the U.S. Department of the Treasury, Office of Foreign Assets Control. Each Party will comply with these laws and regulations in all respects. This Section shall survive the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, a change in the Export Controls and Sanctions Laws shall not excuse performance under this Section or compliance with such laws and regulations.
12.5    Notices. All notices, requests, claims, waivers, consents, approvals or other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by email with receipt acknowledged, by facsimile with proof of transmission (provided, that, a confirmation copy is sent no later than the next business day by postage-paid, returned receipt requested first class mail) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section) listed below:
If to QTIH:
QT Imaging Holdings CEO
Address: Three Hamilton Landing, Suite 160, Novato, CA 94949
Address: ____________________
Attention: Dr. Raluca Dinu
Email: ***
If to GMC:
Gulf Medical CEO
Address: Gulf Medical Tower, Ali Bin Abi Talib Street, Sharafiah district
Address: Jeddah 21455 PO Box 20345, Kingdom of Saudi Arabia
Attention: Dr. Ismail Ahmed
Email: ***
12.6    Independent Contractor. Both Parties shall serve as independent contractors and shall have no authority or capacity to bind the other Party and its affiliates or to act on their behalf. This Agreement does not create a partnership between the Parties hereto. The Parties expressly acknowledge for themselves, their employees, agents and subcontractors, that none of their employees, agents or subcontractors, are employees of the other Party and that none of their employees, agents or subcontractors are entitled to participate in any benefit plans of the other Party. The Parties further acknowledge that none of their employees, agents or subcontractors are eligible to participate in any such benefit plans, even if it is later determined that the status of any of them was that of an employee during the period of this engagement under this Agreement or otherwise. The Parties on their own behalf and their employees, agents and subcontractors, hereby expressly waives any claim for benefits coverage attributable to the services provided under this Agreement.
12.7    Headings. The headings in this Agreement are for convenience only and are not to be construed as part of the Agreement and shall not limit, characterize or in any way affect the interpretation of this Agreement. If any conflict exists between the headings and the contents of a provision, the contents shall prevail.
12.8    Governing Law. This Agreement will be governed by, construed and enforced in accordance with the laws of New York, NY, U.S.A., without giving effect to conflict of law principles. The United Nations Convention on Contracts for the International Sale of Goods 1980, and all international and domestic legislation implementing such Convention, shall not apply to the Agreement. For any avoidance of doubt, the Parties’ compliance with this Agreement is subject to their compliance with applicable law, including United States and Saudi Arabia law, and to the extent that at any time such compliance would violate or potentially violate such laws, the respective Party will be permitted to cease compliance with this Agreement without liability to the other Party or any other third party. Nothing contained herein shall preclude either Party from seeking or obtaining injunctive relief or equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of any claim or controversy hereunder.
12.9    Dispute Resolution. Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be finally resolved by arbitration; provided, however, that a Party may seek legal and equitable remedies from any court of competent jurisdiction in the event of any breach of confidentiality obligations or action to enforce intellectual property rights. The law governing the arbitration agreement is New York, NY, U.S.A. The arbitration shall be conducted by [one] arbitrator, in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The seat of the arbitration shall be New York, NY, U.S.A., and it shall be conducted in the English language. The Parties agree that the IBA Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration. The costs of the arbitration, including the Parties’ reasonable legal fees, shall in principle be borne by the unsuccessful Party or Parties. However, the arbitral tribunal may apportion such costs between the Parties if it determines that apportionment is reasonable, taking into account the circumstances of the case. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant Party or its assets. The Parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration (together, the “Arbitration Confidential Information”) shall not be disclosed to any non-party except the tribunal, the ICC, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a Party may disclose Arbitration Confidential Information to the extent that disclosure may be required to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of the Agreement and of any arbitration brought pursuant to the Agreement. The arbitrator(s) may not award punitive, exemplary, or consequential damages, nor may the arbitrator(s) apply to any multiplier to any award of actual damages, except as may be required by statute.
12.10    English Language. This Agreement was negotiated and executed in the English language. In the event a conflict arises between the terms of this English version and any translation into any other language, the terms of this English version shall prevail. Translations of this Agreement into any language other than English are for informational purposes only. The Parties agree that this Agreement and all documents relating to this Agreement are written in the English language and no translation of any such document shall be binding on either Party.
12.11    Currency. All payments under this Agreement are invoiced and will be paid in US dollars. With respect to any payment for which conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the date of the applicable invoice.

12.12    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.
12.13    Amendments; Waiver. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by writing executed by the Party or Parties to be charged with such amendment or waiver. GMC and QTIH agree that no failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver, nor will any single or partial exercise thereof preclude any further exercise of any right, power or privilege.
12.14    Further Assurances. Each Party shall execute such other instruments, give such further assurances and perform such acts which are or may become necessary or appropriate to effectuate and carry out the provisions of this Agreement.
12.15    Entire Agreement. This Agreement constitutes the entire understanding of the Parties and supersedes any prior agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof. All exhibits, schedules and annexes attached hereto are hereby incorporated and made a part of this Agreement, and the Parties agree that they may finalize the exhibits after execution and all such exhibits shall be attached and incorporated to this Agreement upon mutual agreement of the Parties, as evidenced by the Parties’ signature thereto.
12.16    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed original.

[Signature page follows]

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the date and year first above written.
QT IMAGING HOLDINGS, INC.            GULF MEDICAL CO.

By: /s/ Dr. Raluca Dinu Name: Dr. Raluca Dinu Its: Chief Executive Officer	By: /s/ Dr. Ismail Ahmed Name: Dr. Ismail Ahmed Its: Chief Executive Officer
By: Name: Mr. Mohamed Zahrani Its: Director of Public Relations This Agreement has been verified by the authorized signatory at the Saudi Chamber of Commerce.

EXHIBIT A
Minimum Purchase Requirements, Pricing and Discounts, Lead Time
1.    Minimum Purchase Requirements.
During this Agreement, commencing on the Effective Date, GMC shall purchase Approved Products as follows:
Note: Minimum purchase order requirements, shall be revised 6 months after acquiring the MDMA application from SFDA and commencing commercial activities to get thorough in-market data about the demand for the novel QTI Breast Acoustic CT Scanner and better forecast number, but shall not be less than 5 QTI Breast Acoustic CT Scanners per quarter.
2.    Approved Products – List Prices.
All QTIH breast imaging products, related software and accessories, including the QT Viewer.
•QTI Breast Acoustic CT Scanner – Model B
GMC has the right to service QTIH products that are sold by GMC. GMC should get into service contracts with customers in the Territory.

Description	Distributor Price (USD)	Delivery Term	Warranty
QT Scanner 2000 Model B	$560,000	FOB Origin QTI (Novato)	1 year
QT Scanner 2000 Model B	$616,000	FOB Origin QTI (Novato)	2 years
QT Scanner 2000 Model B	$644,000	FOB Origin QTI (Novato)	3 years
QT Scanner 2000 Model B	$672,000	FOB Origin QTI (Novato)	4 years
QT Scanner 2000 Model B	$728,000	FOB Origin QTI (Novato)	5 years

QTI Cloud Platform – SaaS Pricing Tiers
1. QTI Essentials
For early adopters and low-volume clinics
- Price: $5,000/month (or $60/scan if <100 scans/month)
- Includes:
•Image upload & storage (up to 1 TB)
•Basic scan viewer and annotation tools
•Report generation (PDF format)
•Support for up to 2 radiologists (identified by the site) - Turnaround tracking dashboard
Ex. A-1

2. QTI Pro
Best for breast imaging centers and mobile providers
- Price: $8,000/month (includes up to 300 scans/month)
- Includes all Essentials features, plus:
•AI lesion classification (basic model)
•Structured report generation
•Follow-up recommendation assistant
•3 TB storage + backup
•Support for up to 5 radiologists (identified by the site)
•EMR export (HL7/FHIR-compatible)
Overage scans: $60/scan
3. QTI Enterprise
For hospitals, health systems, and distributors
- Price: Custom quote ($150K–$500K/year)
- Includes all Pro features, plus:
•Unlimited scans and users
•Private instance deployment
•Full API access and custom integrations
•Enterprise analytics dashboard
•Dedicated account manager
White-labeled report interface (optional)
3.    Product Specification
***
4.    Lead Time.
Lead Time, including shipping, may vary and typically ranges from 90-120 days.

Ex. A-2

EXHIBIT B
QTIH Marks

Ex. A-3

EXHIBIT C
Professional Services and Training
Training for field application engineers to be provided in Novato, CA.
Two engineers, 4 days training - training cost will be covered by QTIH, while travel and lodging expenses for the engineers shall be borne by GMC
Radiologists/Readers training and set up, 2 days of training - $35K
Remote service & customer support (device, connectivity, QTviewer) - $200/hOn site device support if asked for – 1 engineer, $8K/day
Scan technician training and support – 2 days - $20K

Ex. A-4

EXHIBIT D
QTIH-Sourced Clients
Ex. A-5